                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.


                                                            EARNINGS RELEASE
                                                            ----------------


                 DELTA GALIL REPORTS THIRD QUARTER 2004 RESULTS
                 ----------------------------------------------


        TEL AVIV, ISRAEL - NOVEMBER 9, 2004 - DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported a 19% increase in third quarter sales to $176.5 million, compared to $148.7 million in the comparable quarter of 2003.

        In the first nine months of 2004, sales increased 14% to $487.1 million, compared to $426.6 million in the first nine months of 2003.

        Net income and diluted earnings per share for the third quarter were $5.0 million or $0.27 per share, compared to $6.0 million or $0.32 per share in the same period last year, a decrease of 16%.

        Net income and diluted earnings per share for the first nine months were $12.9 million or $0.68 per share, compared to $18.7 million or $1.00 per share for the same period last year, a decrease of 31% and 32% respectively. Net income and diluted earnings per share for the first nine months of 2003 included capital gains net of reorganization expenses in the amount of $3.1 million or $0.17 per share.

        The increase in sales in the third quarter and in the first nine months of 2004 is attributed to growth in the North American upper market and the overall European and Israeli markets, in addition to the consolidation of Auburn Hosiery Mills, the sock company which was acquired in the fourth quarter of 2003. This increase was partly offset by a decrease in sales to the US mass market, excluding Auburn.

        Arnon Tiberg, Delta's President and CEO, stated , "The increase in sales for the period was in line with our expectations. Sales to the European market are being driven by new customers and the strengthening of the Euro and the Pound Sterling versus the US Dollar. The consolidation of Auburn and the increase in sales to specialty and department stores in North America also contributed to this increase."

        SALES BY GEOGRAPHIC AREA


----------------------- ------------------------------------------------------ ----------------------------------------------------
                                            Third Quarter                                Nine Months Ended September 30
                        ------------------------------------------------------ ----------------------------------------------------
                                2004                 2003                             2004                 2003
                                2004                 2003                             2004                 2003
                          $ M        % OF       $ M       % OF         %        $ M       % OF        $ M      % OF          %
                                     SALES                SALES      CHANGE               SALES                SALES       CHANGE
----------------------- ------------------------------------------------------ ----------------------------------------------------
NORTH AMERICA
Mass market(1)              64.4         37%     58.9         40%          9%   169.4          35%    172.0        40%        (2%)
Upper market                32.5         18%     19.5         13%         67%    81.7          17%     58.1        14%         41%
                            ----                 ----                            ----                  ----
Total North America         96.9         55%     78.4         53%         24%   251.1          52%    230.1        54%          9%
EUROPE
Marks & Spencer             48.5         27%     44.5         30%          9%   140.7          29%    125.3        29%         12%
Others                      18.7         11%     14.9         10%         26%    59.5          12%     42.1        10%         41%
                            ----                 ----                            ----                  ----
Total Europe                67.2         38%     59.4         40%         13%   200.2          41%    167.4        39%         20%
ISRAELI MARKET              12.4          7%     10.9          7%         14%    35.8           7%     29.1         7%         23%
                            ----                 ----                            ----                  ----
TOTAL                      176.5        100%    148.7        100%         19%   487.1         100%    426.6       100%         14%
                           =====                =====                           =====                 =====

----------------------- ------------------------------------------------------ ----------------------------------------------------

(1) Sales to the mass market in the third quarter and the first nine months of 2004 included $9.2 million and $29.1 million respectively, which are attributed to Auburn. Sales to the mass market in the third quarter and first nine months of the year, excluding Auburn, decreased by 6 percent and 18 percent, respectively


        SALES AND OPERATING PROFIT BY DIVISIONS

--------------------------- ----------------------------------------------- ---------------------------------------------
                                            Third Quarter                          Nine Months Ended September 30
                            ----------------------------------------------- ---------------------------------------------
                                   SALES(1)            OPERATING PROFIT          SALES(1)           OPERATING PROFIT
                            ----------------------- ----------------------- -------------------- ------------------------
                               2004        2003        2004        2003       2004      2003        2004        2003
                            ----------------------- ----------------------- -------------------- ------------------------
                                     $ M                     $ M                    $ M                    $ M
--------------------------- ----------------------- ----------------------- -------------------- ------------------------
U.S. Mass market                  55.2        58.9         3.2         7.3     140.4      172.0         7.5         20.5
U.S. Upper market                 27.4        16.1         1.7       (1.2)      67.4       51.4         3.6        (0.6)
European Division                 50.7        46.6         2.1         0.5     146.9      128.5         6.5          3.5
Socks Division                    32.7        20.0         1.4         2.1     104.1       57.3         6.0          5.7
Others(2)                         23.7        16.5       (0.6)       (1.3)      70.4       50.3       (0.4)        (4.5)
Capital gains                                                                                           0.1          4.0
Adjustments                     (13.2)       (9.4)         0.9         1.7    (42.1)     (32.9)       (1.3)          0.4
                                ------       -----         ---         ---    ------     ------       -----          ---
Total consolidated               176.5       148.7         8.7         9.1     487.1      426.6        22.0         29.0
                                 =====       =====         ===         ===     =====      =====        ====         ====

--------------------------- ----------------------- ----------------------- -------------------- ------------------------

(1) Sales distribution by divisions is different from sales distribution by geographic area mainly due the fact that the sock activity is managed as a separate division and includes sales to various geographic markets
(2) Including the local market division and the infrastructure division, which serves other divisions.
(3) The adjustment item includes: in sales, sales between divisions and forward transactions results. In the operating profit, it includes mainly cancellation of unrealized profits and forward transactions results


        Operating profit in the third quarter decreased 4% to $8.7 million, compared to $9.1 million in the third quarter of 2003. Operating profit in the first nine months of 2004 decreased 24% to $22.0 million compared to $29.0 million in the first nine months of 2003. Excluding capital gain and restructuring expenses, operating profit in the first nine months decreased by 15% compared to the same period of 2003.

        "In the first nine months of 2004 we saw an improvement in performance across all divisions, excluding the US mass market, which was not in line with the Company's preliminary forecasts and as a result we expect that Delta's fiscal 2004 results will be lower than those forecast at the beginning of the year", Added Mr. Tiberg.

        Operating cash flow in the first nine months of 2004 was negative $8.3 million compared to a positive operating cash flow of $30.2 million in the first nine months of 2003. The decrease in operating cash flow is due mainly to an increase in working capital, and in particular, to an increase in accounts receivable in the first nine months of 2004 compared to the same period last year. It should be noted that days sales outstanding reached 52 compared to 49 days in the same period last year, and that this increase is primarily due to the increase in sales for the quarter.

        The board of directors of the Company announced the distribution of a dividend of approximately $2.2 million, or $0.12 per share, for the third quarter of 2004, payable to shareholders of record on November 16, 2004.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM

(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:
YOSSI HAJAJ            DELTA GALIL INDUSTRIES LTD.      TEL: +972-3-519-3744
RACHEL LEVINE          THE ANNE MCBRIDE COMPANY         TEL: +212-983-1702 X207


                             FINANCIAL TABLES FOLLOW


                                                           DELTA
                                                   ---------------------
                                                   GALIL INDUSTRIES LTD.


                                        CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                        ------------------------------------------


                                                                     NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                       SEPTEMBER 30                   SEPTEMBER 30
                                                                 -------------------------      -------------------------
                                                                   2004             2003          2004             2003
                                                                 --------         --------      --------         --------
                                                                          In US $ thousand (except per share data)
                                                                 --------------------------------------------------------
REVENUES                                                          487,067          426,630       176,472          148,689
COST OF REVENUES                                                  392,468          340,542       142,775          119,022
                                                                 --------         --------      --------         --------
GROSS PROFIT                                                       94,599           86,088        33,697           29,667
SELLING, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES:
SELLING AND MARKETING EXPENSES                                     60,107           46,730        20,947           16,070
GENERAL AND ADMINISTRATIVE EXPENSES                                12,688           13,342         4,083            4,494
CAPITAL GAIN (LOSS) FROM REALIZATION OF ASSETS                        168            4,038                           (48)
REORGANIZATION EXPENSES                                                              1,007
                                                                 --------         --------      --------         --------
OPERATING INCOME                                                   21,972           29,047         8,667            9,055
FINANCIAL EXPENSES - NET                                            4,954            4,323         1,799              914
OTHER INCOME - NET                                                    958              252
                                                                 --------         --------      --------         --------
INCOME BEFORE TAXES ON INCOME                                      17,976           24,976         6,868            8,141
TAXES ON INCOME                                                     3,807            5,835         1,365            2,227
                                                                 --------         --------      --------         --------
INCOME AFTER TAXES ON INCOME                                       14,169           19,141         5,503            5,914
SHARE IN PROFITS (LOSS) OF AN ASSOCIATED COMPANY                     (100)            (213)            2               34
MINORITY INTEREST IN LOSSES (PROFITS) OF SUBSIDIARIES - NET        (1,199)            (239)         (471)              63
                                                                 --------         --------      --------         --------
NET INCOME FOR THE PERIOD                                          12,870           18,689         5,034            6,011
                                                                 ========         ========      ========         ========
EARNINGS PER SHARE - BASIC                                           0.70             1.02          0.27             0.33
                                                                 ========         ========      ========         ========
EARNINGS PER SHARE - DILUTED                                         0.68             1.00          0.27             0.32
                                                                 ========         ========      ========         ========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS:
BASIC                                                              18,460           18,285        18,477           18,326
                                                                 ========         ========      ========         ========
DILUTED                                                            18,869           18,685        18,820           18,811
                                                                 ========         ========      ========         ========


                                                DELTA
                                        ---------------------
                                        GALIL INDUSTRIES LTD.


                                CONDENSED CONSOLIDATED BALANCE SHEET
                                ------------------------------------


                                                                      SEPTEMBER 30        DECEMBER 31
                                                                 ---------------------     --------
                                                                   2004         2003         2003
                                                                 --------     --------     --------
                                                                         In US $ thousands
                                                                 ----------------------------------
         ASSETS:
        Current assets:
CASH AND CASH EQUIVALENTS                                           5,070        6,949       17,699
ACCOUNTS RECEIVABLE:
TRADE                                                             102,400       80,104       85,723
OTHER                                                              14,978       24,686       10,662
INVENTORIES                                                       164,873      139,386      142,984
DEFERRED INCOME TAXES                                               5,257                     5,464
INVESTEE COMPANY                                                                 1,682        1,682
                                                                 --------     --------     --------
           TOTAL CURRENT ASSETS                                   292,578      252,807      264,214
                                                                 --------     --------     --------

INVESTMENTS AND LONG-TERM RECEIVABLES                               7,233        7,176        7,241
                                                                 --------     --------     --------
PROPERTY, PLANT AND EQUIPMENT                                     123,206      118,505      124,877
                                                                 --------     --------     --------
OTHER ASSETS AND DEFERRED CHARGES                                  54,594       46,533       54,552
                                                                 --------     --------     --------
           TOTAL ASSETS                                           477,611      425,021      450,884
                                                                 ========     ========     ========

         LIABILITIES AND SHAREHOLDER'S EQUITY:
        Current liabilities:
SHORT-TERM BANK CREDIT                                            106,501       88,032      104,996
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                              63,620       52,986       54,464
OTHER                                                              36,736       32,813       48,142
                                                                 --------     --------     --------
         TOTAL CURRENT LIABILITIES                                206,857      173,831      207,602
                                                                 --------     --------     --------

        Long-term liabilities:
DEFERRED INCOME TAXES                                               6,491       14,637        6,300
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                       6,983        6,481        6,732
BANK LOANS AND OTHER LIABILITIES                                   32,602       17,096       14,709
                                                                 --------     --------     --------
          TOTAL LONG-TERM LIABILITIES                              46,076       38,214       27,741
                                                                 --------     --------     --------

          TOTAL LIABILITIES                                       252,933      212,045      235,343

MINORITY INTEREST                                                   3,542        3,008        3,207
SHAREHOLDERS' EQUITY                                              221,136      209,968      212,334
                                                                 --------     --------     --------
          TOTAL LIABILITIES AND SHAREHOLDERS EQUITY               477,611      425,021      450,884
                                                                 ========     ========     ========


                                                                DELTA
                                                        ---------------------
                                                        GALIL INDUSTRIES LTD.


                                            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                            ---------------------------------------------


                                                                              NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                                 SEPTEMBER 30                   SEPTEMBER 30
                                                                           -------------------------     -------------------------
                                                                              2004           2003           2004           2003
                                                                           ----------     ----------     ----------     ----------
                                                                                             In US $ thousands
                                                                           -------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                                     12,870         18,689          5,034          6,011
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES      (21,203)        11,475         (7,842)         4,451
                                                                           ----------     ----------     ----------     ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                           (8,333)        30,164         (2,808)        10,462
                                                                           ----------     ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                           (11,229)       (10,385)        (3,684)        (2,406)
ADDITIONAL PAYMENT FOR THE ACQUISITION OF SUBSIDIARIES                        (9,704)        (2,003)        (1,001)
PROCEEDS FROM REALIZATION OF FIXED ASSETS                                        780          6,091             40          5,264
PROCEEDS FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANIES                2,640          2,817
OTHER                                                                            276           (610)           651           (234)
                                                                           ----------     ----------     ----------     ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                          (17,237)        (4,090)        (3,994)         2,624
                                                                           ----------     ----------     ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS, NET                                                     24,664         (7,750)        12,842         (2,630)
DIVIDEND TO SHAREHOLDERS                                                      (6,096)        (7,108)        (1,854)        (2,199)
SHORT-TERM BANK CREDIT - NET                                                  (5,095)       (18,773)        (5,177)        (5,182)
OTHER                                                                           (532)            15           (453)           393
                                                                           ----------     ----------     ----------     ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                           12,941        (33,616)         5,358         (9,618)
                                                                           ----------     ----------     ----------     ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (12,629)        (7,542)        (1,444)         3,468
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   17,699         14,491          6,514          3,481
                                                                           ----------     ----------     ----------     ----------

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                          5,070          6,949          5,070          6,949
                                                                           ==========     ==========     ==========     ==========


                                                                DELTA
                                                        ---------------------
                                                        GALIL INDUSTRIES LTD.


                                            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                            ---------------------------------------------


                                                                              NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                                 SEPTEMBER 30                   SEPTEMBER 30
                                                                           -------------------------     -------------------------
                                                                              2004           2003           2004           2003
                                                                           ----------     ----------     ----------     ----------
                                                                                             In US $ thousands
                                                                           -------------------------------------------------------

ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                                 11,400         10,854          3,585          3,405
DEFERRED INCOME TAXES - NET                                                     (336)        (3,755)            71         (1,894)
CAPITAL GAIN FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANY               (958)          (885)
CAPITAL LOSSES (GAIN) FROM SALES OF FIXED ASSETS                                (168)        (4,038)                           48
OTHER                                                                          1,599          2,653            702              7
                                                                           ----------     ----------     ----------     ----------
                                                                              11,537          4,829          4,358          1,566
                                                                           ----------     ----------     ----------     ----------

CHANGES IN OPERATING ASSETS AND LIABILITIES ITEMS:

DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE                                   (20,972)        13,249        (11,326)        (5,359)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS                          10,121           (580)        (1,418)         5,285
DECREASE (INCREASE) IN INVENTORIES                                           (21,889)        (6,023)           544          2,959
                                                                           ----------     ----------     ----------     ----------
                                                                             (32,740)         6,646        (12,200)         2,885
                                                                           ----------     ----------     ----------     ----------
                                                                             (21,203)        11,475         (7,842)         4,451
                                                                           ==========     ==========     ==========     ==========